Exhibit 99.1

Two Bethesda Metro Center
14th Floor
Bethesda, MD 20814
(301) 951-6122
(301) 654-6714 Fax
Info@AmericanCapital.com
www.AmericanCapital.com

FOR IMMEDIATE RELEASE

CONTACTS:	John Erickson, Chief Financial Officer	(301) 951-6122
Tom McHale, Vice President, Finance and Investor Relations

AMERICAN CAPITAL DECLARES $0.79 Q4 2005 DIVIDEND,

REPORTS $0.84 NET OPERATING INCOME PER BASIC SHARE IN Q3 2005

Bethesda, MD – November 1, 2005 - American Capital Strategies Ltd. (Nasdaq: ACAS) announced today its Board of Directors has declared a fourth quarter 2005 regular dividend of $0.79 per share to record holders as of December 7, 2005, payable on December 29, 2005. This dividend is an 8% increase over the fourth quarter 2004 regular dividend of $0.73 per share. American Capital has paid a total of $868 million in dividends and paid or declared dividends of $19.08 per share since its August 1997 IPO at $15.00 per share.

In addition, American Capital announced today its results for the quarter ended September 30, 2005. Net operating income (NOI) for the quarter increased 57% to $86 million compared to $55 million for third quarter 2004. NOI increased 24% to $0.84 per basic share compared to $0.68 per basic share for the third quarter 2004. NOI increased 22% to $0.82 per diluted share compared to $0.67 per diluted share for the third quarter 2004.

For the third quarter of 2005, the net increase in net assets resulting from operations (NOI plus net appreciation and depreciation and net gains and losses on investments) was $94 million, or $0.92 per basic share and $0.90 per diluted share, compared to $61 million, or $0.75 per basic share and $0.74 per diluted share, in third quarter 2004.

“Our dedicated and growing team of professionals produced terrific results in the third quarter,” said Malon Wilkus, American Capital Chairman, President and CEO. “We are also excited about the development of our new asset management business. We’ve launched this business initiative with European Capital, which should contribute approximately $28 million in revenue from our asset management agreement over the next twelve months. We also launched our Commercial Real Estate Asset Management business and expect it to be an additional source of stable fee income as we ramp it up in the years ahead. We would hope that our growing and highly predictable asset management income will contribute to increases in our valuation.”

In third quarter 2005, American Capital invested $1.449 billion, composed of $349 million of senior debt, $310 million of subordinated debt, $161 million of preferred stock and $629 million of common stock. New investments include common stock capital commitments for European Capital of $628 million of which $50 million was funded as of the end of the

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American Capital

November 1, 2005

quarter. Five investments, totaling $411 million, were in American Capital-sponsored buyouts of new portfolio companies. Seven investments, totaling $243 million, were in buyouts led by other private equity firms. Three investments, totaling $133 million, were direct investments in new portfolio companies. One investment totaling $638 million was in European Capital. Two investments, totaling $5 million, were in existing portfolio companies to finance strategic acquisitions. Two investments, totaling $9 million, were in existing portfolio companies for growth or recapitalizations. Two investments, totaling $10 million, were for distressed-related working capital for existing portfolio companies. Total invested assets at fair value increased 42% to $4.6 billion at September 30, 2005 as compared to $3.2 billion at December 31, 2004.

In third quarter 2005, American Capital received $293 million of proceeds from exits of portfolio investments, composed of $76 million of senior loan sales, $169 million of principal prepayments, $15 million of scheduled principal amortization, $11 million of accrued payment-in-kind (PIK) interest and dividends and accreted original issue discount (OID) and $22 million from the sale of equity investments.

“American Capital invested a record amount in the third quarter, including the largest mezzanine transaction in our eight year history: the $117 million investment in Bushnell Performance Optics, a leading brand with a rich history and a promising future,” said Ira Wagner, Chief Operating Officer. “In addition, we completed transactions with seven different equity sponsors, four of them for the first time. In two transactions American Capital was the sole debt provider. We have now completed mezzanine investments with 70 private equity firms over the past 8 years. American Capital also completed five buyouts during the quarter. In addition, we have made great progress managing European Capital, generating a total of €1.7 billion of investment opportunities since inception earlier this year. During the quarter we originated two European mezzanine investments totaling €50 million, which were contributed to European Capital, and up to €167 million of investment opportunities have been approved for closing this year, subject to final due diligence.”

The weighted average effective interest rate on American Capital’s total investments in debt securities as of September 30, 2005 was 12.8%. At September 30, 2005, the weighted average loan grade of American Capital’s loan portfolio was 3.1 on a scale of 1 to 4, with 4 being the highest quality, compared to 3.1 as of December 31, 2004. As of September 30, 2005, loans to 14 portfolio companies totaling $136 million, with a fair value of $44 million, were on non-accrual. Delinquent and non-accruing loans totaled $181 million, or 5% of total loans, at September 30, 2005, compared to $163 million, or 7% of total loans, at December 31, 2004. American Capital’s net asset value per share increased $0.91 in the third quarter and $2.23 to $23.34 over the three quarters ending September 30, 2005.

In the third quarter of 2005, American Capital recorded $1 million in portfolio net realized losses, excluding $3 million in losses attributable to periodic interest settlements of interest rate swap agreements. This is comprised of $14 million of gross gains on portfolio investments and $15 million of gross losses on portfolio investments.

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American Capital

November 1, 2005

“The third quarter marked the first exciting and significant change to our business model since our IPO in 1997,” said Chief Financial Officer John Erickson. “We entered into our first asset management agreement with European Capital, a fund with over €750 million ($900 million) of committed capital. Over time, our goal will be to fund other business initiatives in a managed format. Though we will continue to grow by investing our own assets, over time, we believe we can significantly enhance shareholder value by managing a growing amount of private assets in a fund format.”

From its 1997 IPO through the third quarter of 2005, American Capital’s average annual rate of net appreciation and gains on portfolio company investments (excluding interest rate derivative agreements) was a positive 0.5% of average equity. American Capital outperformed FDIC insured commercial banks, which experienced charge offs net of securities gains of 4.1% of average annual equity (based on FDIC Quarterly Banking Profile data for Commercial Banks from American Capital’s IPO through the second quarter of 2005). American Capital had a positive 4.1% annual rate of gain on average equity over the past eight quarters versus an annual rate of charge offs net of securities gains of negative 3.3% of average annual equity over the past seven quarters for FDIC insured commercial banks.

In third quarter 2005, net appreciation totaled $12 million, consisting of net depreciation of $5 million from current portfolio companies ($47 million of appreciation at 20 portfolio companies and $52 million of depreciation at 13 portfolio companies), $1 million of net depreciation resulting from the recognition of net losses and $18 million of net appreciation on interest rate derivative agreements. Interest rate derivative agreements are required by American Capital’s loan agreements and asset securitizations to lock in interest rate spreads on the securitized investments and reduce interest rate risk. Their fair values appreciate or depreciate based on relative market interest rates and their remaining term to maturity. Since the Company’s August 1997 IPO, cumulative net appreciation and gains on portfolio company investments totals $28 million through September 30, 2005. When including interest rate derivative agreements, cumulative net appreciation and gains total $7 million.

Since its August 1997 IPO through third quarter 2005, American Capital has earned an 18% compounded annual return on 106 exits and prepayments of senior debt, subordinated debt and equity investments, totaling $2 billion of invested capital, including interest, dividends, fees and net gains on these investments. These exits and prepayments represent 27% of all amounts invested by American Capital since its August 1997 IPO. Proceeds from these exits and prepayments exceeded the associated prior quarter valuation of the investments by $45 million in aggregate, or 3%. Nineteen percent of these exits and prepayments were from portfolio companies that had at one time been either a loan grade 1 or 2 in American Capital’s four point loan grading system, with 1 being the lowest loan grade. Since its IPO through the third quarter of 2005, $61 million of American Capital’s PIK interest and dividends and accreted OID have been repaid, representing 26% of all PIK and OID recorded.

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American Capital

November 1, 2005

THIRD PARTY VALUATION OF PORTFOLIO INVESTMENTS

Houlihan Lokey Howard & Zukin Financial Advisors Inc. (“Houlihan Lokey”) reviews the determination of fair value of American Capital’s portfolio company investments on a regular basis. Houlihan Lokey is the premier valuation firm in the U.S., engaged in approximately 1,000 valuation assignments per year for clients worldwide. In the past year, Houlihan Lokey has reviewed 100% of American Capital’s portfolio investments that have been a portfolio company for at least one year. In addition, Houlihan Lokey representatives attend American Capital’s quarterly valuation meetings and provide periodic reports and recommendations to the Audit Committee of the Board of Directors with respect to valuation models, policies and procedures.

For the third quarter of 2005, Houlihan Lokey reviewed the Company’s valuations of 28 portfolio company investments having $710 million in fair value as reflected in the September 30, 2005 financial statements. Using methods and techniques that are customary for the industry and that Houlihan Lokey considers appropriate under the circumstances, Houlihan Lokey determined that the aggregate fair value assigned to the portfolio company investments by American Capital was within their reasonable range of aggregate value for such companies. Over the last four quarters, Houlihan Lokey has reviewed 98 portfolio companies totaling $2.8 billion in fair value as of their respective valuation dates.

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American Capital

November 1, 2005

Financial highlights for the quarter are as follows:

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED BALANCE SHEETS AND FINANCIAL INFORMATION

(In thousands, except per share amounts)

	September 30, 2005	December 31, 2004
	(unaudited)
Assets
Investments at fair value (cost of $4,583,194 and $3,236,249, respectively)
Non-Control/Non-Affiliate investments	$1,728,526	$1,157,406
Affiliate investments	469,101	408,529
Control investments	2,379,437	1,654,075
Interest rate derivative agreements	7,940	1,678

Total investments at fair value	4,585,004	3,221,688
Cash and cash equivalents	116,125	58,367
Restricted cash	110,503	141,895
Interest receivable	32,508	22,053
Other	127,559	47,424

Total assets	$4,971,699	$3,491,427

Liabilities and Shareholders’ Equity
Debt	$2,266,906	$1,560,978
Interest rate derivative agreements	3,515	17,396
Accrued dividends payable	81,325	5,322
Other	89,831	35,305

Total liabilities	2,441,577	1,619,001

Commitments and contingencies
Shareholders’ equity:
Undesignated preferred stock, $0.01 par value, 5,000 shares authorized, 0 issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized, 108,772 and 88,705 issued and 108,386 and 88,705 outstanding, respectively	1,084	887
Capital in excess of par value	2,618,704	2,010,063
Unearned compensation	(55,981)	(36,690)
Notes receivable from sale of common stock	(6,667)	(6,845)
Distributions in excess of net realized earnings	(25,313)	(63,032)
Net unrealized depreciation of investments	(1,705)	(31,957)

Total shareholders’ equity	2,530,122	1,872,426

Total liabilities and shareholders’ equity	$4,971,699	$3,491,427

Net asset value per share	$23.34	$21.11

OTHER FINANCIAL INFORMATION:

LTM net operating income return on average equity at cost (unaudited)	13.9%	14.1%

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American Capital

November 1, 2005

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
OPERATING INCOME:
Interest and dividend income
Non-Control/Non-Affiliate investments	$48,450	$30,410	$126,905	$79,245
Affiliate investments	16,295	11,460	42,446	25,655
Control investments	49,660	26,380	129,382	78,697

Total interest and dividend income	114,405	68,250	298,733	183,597

Fee and Other Income
Non-Control/Non-Affiliate investments	16,084	6,870	29,162	18,752
Affiliate investments	3,683	1,768	8,921	3,101
Control investments	14,580	5,378	44,523	18,924

Total fee and other income	34,347	14,016	82,606	40,777

Total operating income	148,752	82,266	381,339	224,374

OPERATING EXPENSES:
Interest	27,889	10,343	67,225	22,916
Salaries, benefits and stock-based compensation	20,837	8,717	55,850	25,614
General and administrative	12,216	7,174	27,309	19,264

Total operating expenses	60,942	26,234	150,384	67,794

OPERATING INCOME BEFORE INCOME TAXES	87,810	56,032	230,955	156,580
Provision for income taxes	(1,884)	(1,314)	(7,668)	(1,369)

NET OPERATING INCOME	85,926	54,718	223,287	155,211

Net realized gain (loss) on investments
Non-Control/Non-Affiliate investments	3,384	(194)	21,638	(4,851)
Affiliate investments	6,601	351	7,451	317
Control investments	(10,754)	(6,633)	10,620	(49,419)
Interest rate derivative periodic payments	(2,706)	(5,330)	(8,162)	(13,513)

Total net realized gain (loss) on investments	(3,475)	(11,806)	31,547	(67,466)

Net unrealized (depreciation) appreciation of investments
Portfolio company investments	(6,735)	27,124	10,110	94,765
Interest rate derivative periodic payment accrual	604	291	527	(3,183)
Interest rate derivative agreements	17,737	(9,728)	19,615	4,774

Total net unrealized appreciation of investments	11,606	17,687	30,252	96,356

Total net gain on investments	8,131	5,881	61,799	28,890

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$94,057	$60,599	$285,086	$184,101

NET OPERATING INCOME PER COMMON SHARE:
Basic	$0.84	$0.68	$2.34	$2.12
Diluted	$0.82	$0.67	$2.29	$2.09

NET EARNINGS PER COMMON SHARE:
Basic	$0.92	$0.75	$2.99	$2.51
Diluted	$0.90	$0.74	$2.92	$2.48

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	102,366	80,730	95,319	73,299
Diluted	104,499	81,700	97,587	74,224

DIVIDENDS DECLARED PER COMMON SHARE	$0.78	$0.72	$2.26	$2.12

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American Capital

November 1, 2005

	Static Pool
Portfolio Statistics (1) ($ in millions, unaudited):	Pre-1999	1999	2000	2001	2002	2003	2004	2005	Aggregate
Original Investments and Commitments	$371	$376	$285	$368	$932	$1,088	$1,659	$2,367	$7,446
Total Exits and Prepayments of Original Investments	$119	$172	$201	$213	$274	$612	$315	$110	$2,016
Total Interest, Dividends and Fees Collected	$115	$115	$74	$122	$182	$203	$199	$88	$1,098
Total Net Realized (Loss) Gain on Investments	$(2)	$(3)	$(85)	$49	$8	$62	$7	$(1)	$35
Internal Rate of Return(2)	9.3%	5.4%	1.7%	24.0%	13.7%	26.0%	22.3%	33.9%	15.4%
Current Cost of Investments	$227	$190	$104	$143	$632	$473	$1,272	$1,542	$4,583
Current Fair Value of Investments	$185	$96	$108	$140	$608	$542	$1,345	$1,553	$4,577
Net Unrealized Appreciation/(Depreciation)	$(42)	$(94)	$4	$(3)	$(24)	$69	$73	$11	$(6)
Non-Accruing Loans at Face	$7	$33	$—	$23	$73	$—	$—	$—	$136
Equity Interest at Fair Value	$20	$5	$47	$42	$192	$250	$402	$426	$1,384
Debt to EBITDA(3)(4)	9.9	9.1	4.2	5.7	5.8	4.1	4.5	4.4	4.9
Interest Coverage(3)	1.1	1.4	2.3	1.5	2.4	2.6	2.4	2.4	2.3
Debt Service Coverage(3)	0.9	1.2	1.5	1.2	1.7	1.6	1.8	1.7	1.7
Loan Grade(3)	2.6	1.7	3.4	3.1	2.8	3.5	3.3	3.1	3.1
Average Age of Companies	41 yrs	52 yrs	29 yrs	53 yrs	31 yrs	25 yrs	38 yrs	26 yrs	32 yrs
Ownership Percentage	91%	68%	36%	57%	56%	57%	45%	48%	51%
Average Sales(5)	$93	$68	$107	$204	$75	$59	$86	$113	$95
Average EBITDA(6)	$5	$5	$24	$19	$11	$14	$16	$18	$15
Total Sales(5)	$420	$487	$332	$1,780	$1,295	$1,340	$3,378	$4,541	$13,573
Total EBITDA(6)	$32	$19	$69	$166	$151	$239	$631	$636	$1,943
% of Senior Loans(7)	53%	45%	0%	33%	50%	31%	38%	50%	43%
% of Loans with Lien(7)	56%	45%	60%	81%	85%	90%	72%	76%	75%

(1)	Static pool classification is based on the year the initial investment was made. Subsequent add-on investments are included in the static pool year of the original investment. Investments in government securities and interest rate derivative agreements are excluded.
(2)	Assumes investments are exited at current fair value.
(3)	These amounts do not include investments in which the Company owns only equity.
(4)	For portfolio companies with a nominal EBITDA amount, the portfolio company’s maximum debt leverage is limited to 15 times EBITDA.
(5)	Sales of the most recent twelve months, or when appropriate, the forecasted twelve months.
(6)	EBITDA of the most recent twelve months, or when appropriate, the forecasted twelve months.
(7)	As a percentage of our total debt investments.

ADDITIONAL DIVIDEND INFORMATION

American Capital must make certain distributions of its taxable income in order to maintain its tax status as a regulated investment company. Investors can refer to American Capital’s most recent report on Form 10-K for more information about its tax status. American Capital intends to retain net long-term capital gains and treat them as deemed distributions for tax purposes. Therefore, the taxable income that is distributed as dividends would be expected to be treated as ordinary income for tax purposes. Taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. For example, changes in appreciation and depreciation of portfolio investments have no impact on American Capital’s taxable income. American Capital reports the anticipated tax characteristics of each dividend when announced, while the actual tax characteristics of each year’s dividends are reported annually to stockholders on Form 1099DIV. The 2005 declared dividends to-date, totaling $3.05 per share, are anticipated to be a distribution of ordinary income for tax purposes.

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American Capital

November 1, 2005

DIVIDEND REINVESTMENT PLAN (DRIP)

In appreciation of the loyal support of our shareholders, American Capital’s Dividend Reinvestment Plan grants a 5% discount to the market price for reinvested dividends. Brokerages that have confirmed participation in the DRIP include:

Ameritrade

A.G. Edwards

Citigroup-Smith Barney

Fidelity

J.J.B. Hilliard, W.L. Lyons, Inc.

Legg Mason

Merrill Lynch

Morgan Keegan

Raymond James

RBC Dain Rauscher

UBS Financial

Wachovia Securities

A summary of American Capital’s dividend history follows. For further dividend history, please visit our website at www.ACAS.com. For more information regarding the DRIP, please visit our website or call our Investor Relations Department at (301) 951-6122.

AMERICAN CAPITAL’S DIVIDEND HISTORY

$19.08 DECLARED SINCE AUGUST 1997 IPO AT $15.00 PER SHARE

Year/Quarter	Regular Dividend	% Change of Regular Dividend Over Prior Year	Additional Dividend	Total	% Change of Total Dividend Over Prior Year
2005	$3.05	7%
Q4	$0.79	8%
Q3	$0.78	8%
Q2	$0.75	7%
Q1	$0.73	4%

2004	$2.85	4%	$0.06	$2.91	4%
Q4	$0.73	6%
Q3	$0.72	4%
Q2	$0.70	3%
Q1	$0.70	4%

2003	$2.73	7%	$0.06	$2.79	9%
Q4	$0.69	3%
Q3	$0.69	5%
Q2	$0.68	8%
Q1	$0.67	14%

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American Capital

November 1, 2005

Year/Quarter	Regular Dividend	% Change of Regular Dividend Over Prior Year	Additional Dividend	Total	% Change of Total Dividend Over Prior Year
2002	$2.55	15%	$0.02	$2.57	12%
Q4	$0.67	18%
Q3	$0.66	18%
Q2	$0.63	15%
Q1	$0.59	11%

2001	$2.21	13%	$0.09	$2.30	6%
Q4	$0.57	10%
Q3	$0.56	14%
Q2	$0.55	12%
Q1	$0.53	18%

2000	$1.95	14%	$0.22	$2.17	25%
Q4	$0.52	18%
Q3	$0.49	14%
Q2	$0.49	14%
Q1	$0.45	10%

1999	$1.71	39%	$0.03	$1.74	30%
Q4	$0.44	19%
Q3	$0.43	34%
Q2	$0.43	48%
Q1	$0.41	64%

1998	$1.23	N/A	$0.11	$1.34
Q4	$0.37	76%
Q3	$0.32	N/A
Q2	$0.29	N/A
Q1	$0.25	N/A

1997 Q4	$0.21			$0.21
Total				$19.08

SHAREHOLDER AND ANALYSTS CALL:

American Capital invites shareholders, prospective shareholders and analysts to attend the American Capital Shareholder Call on Wednesday, November 2, 2005 at 11:00 am ET. The dial in number will be (800) 230-1951. International callers should dial +1(612) 234-9960. Please advise the operator you are dialing in for the American Capital Shareholder Call.

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American Capital

November 1, 2005

BEFORE THE CALL:

SLIDE PRESENTATION AVAILABLE IN ADVANCE OF THE SHAREHOLDER CALL:

The quarterly shareholder presentation includes a slide show to accompany the call that participants may download from the American Capital website at www.ACAS.com and print prior to the call. You may wish to take the time to review the slides in advance of the Shareholder Call. It is generally posted several hours in advance of the call.

DURING THE CALL:

STREAMING SLIDE PRESENTATION DURING THE SHAREHOLDER CALL:

During the Shareholder Call, we invite you to turn to our shareholder website, www.ACAS.com, and click on the August 3 Shareholder Call Slide Show button. Participants will be able to view the complete streaming slide presentation on our website while listening to the shareholder call by phone as it occurs.

AFTER THE CALL:

AUDIO AND SLIDE PRESENTATION AVAILABLE AFTER THE CALL:

The audio of the shareholder call combined with the slide presentation will be made available after the call on November 2 on our website. An archive of our audio and slide presentations of our quarterly shareholder calls can be found in the Investor Relations section of our website at www.ACAS.com.

AUDIO ONLY PRESENTATION AVAILABLE AFTER THE SHAREHOLDER CALL:

There will be a phone recording available from 9:30 pm Wednesday, November 2 until 11:59 pm Friday, November 18. If you are interested in hearing the recording of the presentation, please dial (800) 475-6701. International callers may dial +1(320) 365-3844. The access code for both domestic and international callers is 798968.

For further information or questions, please do not hesitate to call our Shareholder Relations Department at (301) 951-6122.

ABOUT AMERICAN CAPITAL

Since its August 1997 IPO through the third quarter of 2005, American Capital has invested $7.4 billion in 194 portfolio companies. As of October 31, 2005, American Capital shareholders have enjoyed a total return of 419% since the Company’s IPO — an annualized return of 22%, assuming reinvestment of dividends. American Capital has paid a total of $868 million in dividends and paid or declared $19.08 dividends per share since its August 1997 IPO at $15 per share.

Companies interested in learning more about American Capital’s flexible financing should contact Mark Opel, Senior Vice President, Business Development, at (800) 248-9340, or visit our website at www.AmericanCapital.com.

This press release contains forward-looking statements. The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions, or changes in the conditions of the industries in which American Capital has made investments.

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American Capital

November 1, 2005

Persons considering an investment in American Capital should consider the investment objectives, risks and charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in the Company’s annual report on Form 10-K, quarterly report on Form 10-Q and in the prospectuses the Company issues from time to time in connection with its offering of securities. Such materials are filed with the Securities and Exchange Commission and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

Performance data quoted above represents past performance of American Capital. Past performance does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor’s shares, when sold, may be worth more or less than their original cost. Additionally, American Capital’s current performance may be lower or higher than the performance data quoted above.

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